Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-165827 and 333-168631) of our report dated March 11, 2011 relating to the consolidated financial statements and financial statement schedule of Meru Networks, Inc. and its subsidiaries, which appears in Meru Networks, Inc.’s Annual Report on Form 10-K.

/s/ Burr Pilger Mayer, Inc.

San Jose, California
March 11, 2011